Exhibit 99.1

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Julie Bosshart	Stephen Allison
Versata Marketing	Gensym Corporation
512-874-3316	781-265-7100

VERSATA ANNOUNCES CLOSING OF GENSYM ACQUISITION

Gensym Stockholders Approve Acquisition at $2.35 per Share

AUSTIN, TX, October 25, 2007 – Privately-held Versata Enterprises and Gensym Corporation (Pink Sheets: GNSM), today announced the the acquisition of Gensym by Versata following the approval of the transaction by the stockholders of Gensym. The vote was conducted at a special meeting of Gensym stockholders held today in Boston, Massachusetts. Approximately 78% of stockholders present and voting at the special meeting of stockholders voted in favor of adopting the merger agreement. The number of shares voting to adopt the merger agreement represented approximately 52% of the total number of shares outstanding and entitled to vote at the special meeting of stockholders. As previously announced, Gensym stockholders will receive $2.35 in cash for each share of Gensym common stock. As a result of the transaction, Gensym’s stock is no longer traded on the Pink Sheets.

Gensym joins the family of Versata companies, which already includes Versata Software, Versata, Inc., Artemis International Solutions, and Nextance and will continue operating as a distinct entity within Versata. Versata will introduce its market-leading Customer Success Program to Gensym customers, thus ensuring future investments align with customer priorities and a relationship based on proven and measured results. Additionally, Versata announced the formation of a new business unit, Business Automation, focused on business rules, configuration, pricing, and customer management for complex global organizations. Patrick Nichols has been appointed General Manager of Versata Business Automation.

“I am excited about the future for Gensym customers,” said Robert Ashton, outgoing president and CEO of Gensym. “Versata has earned our trust throughout this process by focusing on customer relationships and continuous product improvement. Given Gensym’s history of innovation and market leadership, the two companies are very complementary and will enable Gensym customers to reap the benefits of a larger, more efficient, global organization.”

“We pride ourselves in pioneering new ideas and innovations,” said Randy Jacops, CEO of Versata Enterprises. “Gensym has a similar history in leading the development of real-time business rule applications and subsequently built a reputation as the market-leading solution in the space. Versata’s impressive intellectual property portfolio, coupled with Gensym’s proven ability to accelerate business results, ensures a healthy pipeline of new ideas for our customers. We look forward to repeating Versata’s history of driving customer results with Gensym.”

“The best way to excite customers and invigorate a business is to show immediate product results,” said Patrick Nichols, newly appointed General Manager of Versata’s Business Automation unit. “We will talk to our customers to understand how we can help them achieve business objectives and will structure our investment to align with the feedback. Over the next

Gensym Announces Agreement to be Acquired by Privately Held Versata

couple months, our customers will see the results of this effort via updated product releases, that focus on performance and scalability, reduced cost of ownership, as well as industry leading functionality.”

Versata expects to complete the Gensym integration within three months, with the focus then shifting to innovation and business impact. Within the next six months, Versata expects to publish a product integration plan for all products within the Business Automation business unit. “The software market is brutally competitive,” said Mr. Jacops. “Our only path to success is to move faster than the competition and to leverage our global organization to ensure our customers benefit from the best innovations across our products and solutions.”

ABOUT GENSYM CORPORATION.

Gensym Corporation is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

ABOUT VERSATA ENTERPRISES, INC.

With a global presence covering 45 countries, Versata Enterprises solves the most complex business problems for the world’s largest organizations. Versata Enterprises comprises a number of leading enterprise solution providers, including Versata, Inc., Artemis International Solutions Corporation, Nextance, Inc., and now Gensym Corporation. Versata distinguishes itself in the software industry by focusing on customer priorities as driven by value delivered. Versata’s market-leading Customer Success Program ensures customer involvement in product decisions and business priorities and provides a twice-yearly opportunity for customers to score Versata’s performance against commitments. Versata’s world-class engineering capability ensures substantive and valuable product releases, thereby ensuring customer success. Versata also offers customers the opportunity to leverage Versata’s global efficiency by offering a menu of services to help customers lower the cost of technology services across the enterprise. Versata’s relentless focus on customer priorities, coupled with an unmatched global engineering capability, provides Versata customers continuous innovation and repeatable value propositions. Further information is available at http://www.versata.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction between Gensym and Versata, the expected effects, timing and completion of the proposed transaction, and any other statements about Gensym’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements

Gensym Announces Agreement to be Acquired by Privately Held Versata

containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction; intense competition in Gensym’s industry, the effectiveness of Gensym’s indirect distribution channel and strategic relationships and the ability of Gensym’s partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for Gensym’s products and the other factors described in Gensym’s Annual Report on Form 10-K for the year ended December 31, 2006 and its most recent quarterly report filed with the SEC. In addition, any forward-looking statements represent Gensym’s estimates only as of the date of this press release and should not be relied upon as representing Gensym’s estimates as of any subsequent date. Gensym disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this press release.